EXHIBIT 99.2

CONSENT OF PIPER JAFFRAY & CO.
Board of Directors
HF Financial Corp.
225 South Main Ave.
Sioux Falls, SD 57104
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated November 30, 2015, to the Board of Directors of HF Financial Corp., a Delaware corporation (the “Company”), as Annex B to the proxy statement/prospectus contained in that certain Registration Statement of Great Western Bancorp, Inc., a Delaware corporation (“Great Western”), on Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and Great Western, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.

Chicago, Illinois
March 2, 2016